Exhibit 4.4

PENN VIRGINIA HOLDING CORP.

BYLAWS

ARTICLE I

SHAREHOLDERS

Section 1. Meetings.

(a) Annual Meeting. The annual meeting of shareholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

(b) Special Meetings. Special meetings of the shareholders may be called at any time by the chief executive officer, the president (if any), or a majority of the board of directors, or the holders of at least one-fifth of the shares of stock of the Company outstanding and entitled to vote.

(c) Place. Meetings of the shareholders shall be held at such place, within or without the State of Delaware, on such date, and at such time as the board of directors shall determine.

Section 2. Notice. Written notice of the time and place of all meetings of shareholders and of the purpose of each special meeting of shareholders shall be given to each shareholder entitled to vote thereat at least ten days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

Section 3. Voting.

(a) Voting Rights. Except as otherwise provided herein, or in the Articles of Incorporation, or by law, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

Section 4. Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote at a meeting shall constitute a quorum. If a quorum is not present, no business shall be transacted except to adjourn to a future time.

PENN VIRGINIA HOLDING CORP.

BYLAWS

ARTICLE II

DIRECTORS

Section 1. Number of Directors Except as otherwise provided for in the Articles of Incorporation the number of directors constituting the board of directors shall be not less than three nor more than ten, the exact number to be fixed from time to time by the determination of a majority of the entire board of directors.

Section 2. Term of Office. Each director elected at an annual meeting of the shareholders shall hold office until the next annual meeting, unless properly removed or disqualified, and until such further time as his successor is elected and has qualified.

Section 3. Powers. The business of the Company shall be managed by the board of directors which shall have all powers conferred by law and these bylaws. The board of directors shall elect, remove or suspend officers, determine their duties and compensations, and require security in such amounts as it may deem proper.

Section 3. Meetings.

(a) Regular Meetings. Regular meetings shall be held at such times as the board shall designate by resolution. Notice of regular meetings need not be given.

(b) Special Meetings. Special meetings of the board may be called at any time by the chief executive officer and shall be called by him upon the written request of one-third of the directors. Written notice of the time, place and the general nature of the business to be transacted at each special meeting shall be given to each director at least three days before such meeting.

(c) Place. Meetings of the board of directors shall be held at such place as the board may designate or as may be designated in the notice calling the meeting.

Section 5. Quorum. A majority of the number of directors fixed by these bylaws shall constitute a quorum for the transaction of business at any meeting and, except as provided in Article VII, the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.

Section 6. Vacancies. Vacancies in the board of directors (including one resulting from an increase by not more than two) shall be filled by vote of a majority of the remaining members of the board though, even though less than a quorum. Such election shall be for the balance of the unexpired term or until a successor is duly elected by the shareholders and has qualified.

PENN VIRGINIA HOLDING CORP.

BYLAWS

ARTICLE III

EXECUTIVE COMMITTEE

The board of directors by resolution of a majority of the number of directors fixed by these bylaws may designate three or more directors to constitute an executive committee, which, to the extent provided in such resolution, shall have and may exercise all the authority of the board of directors except to approve an amendment of the Company’s articles of incorporation or a plan of merger, consolidation or exchange, or the voluntary dissolution of the corporation, or revocation of voluntary dissolution proceedings. If an executive committee is so designated it will elect one of its members to be its chairman.

ARTICLE IV

OFFICERS

Section 1. Election. At its first meeting after each annual meeting of the shareholders, the board of directors shall elect a chief executive officer, treasurer and secretary, and such other officers (including a president, one or more vice presidents, one or more assistant treasurers or one or more assistant secretaries) as it deems advisable. Any two or more offices may be held by the same person except the offices of president and secretary.

PENN VIRGINIA HOLDING CORP.

BYLAWS

Section 2. Chief Executive Officer. The chief executive officer shall perform the duties commonly incident to the office of chief executive officer and such other duties as the board of directors shall designate from time to time.

Section 3. Other Officers. The duties of any other officers shall be those usually related to their offices, except as otherwise prescribed by resolution of the board of directors.

Section 4. General. In the absence of the chief executive officer and the president (if any), the person who has served longest as vice president or any other officer designated by the board shall exercise the powers and perform the duties of the chief executive officer. The chief executive officer or any officer or employee authorized by him may appoint, remove or suspend agents or employees of the Company and may determine their duties and compensation.

ARTICLE V

INDEMNIFICATION

As used herein, (A) “person” means any one involved in any action because he, his testator or intestate is or was a director or officer of the Company or had any relationship with any other organization as a representative of the Company, (B) “action” means any claim, suit or proceeding (whether brought by or in the right of the Company or any other organization or otherwise), civil or criminal, administrative or investigative or threat thereof, in which a person may become involved as a party or otherwise, (C) “liability” and “expense” includes, but is not limited to, reasonable counsel fees and disbursements and amounts of judgements, fines, or penalties against, and amount paid in settlement by or on behalf of, a person, but shall not include anything relating to profits realized by him in the purchase or sale of securities of the Company or such other organization, and (D) “independent legal counsel” means legal counsel, other than the Company’s regular legal counsel, designated by (I) a majority of the directors of the Company who are not involved in the action, or (II) if designation by such majority is not obtainable with due diligence, by the Chief Judge of the highest federal court regularly sitting in Philadelphia, Pennsylvania.

A person shall be indemnified by the Company against all liability and expense relating to an action if (a) there is a final judgement in the action that there was no negligence or misconduct on his part or (b) the Company receives a written opinion of independent legal

PENN VIRGINIA HOLDING CORP.

BYLAWS

counsel that (i) the conduct of the person was in good faith for a purpose which he reasonably believed to be in the best interests of the Company, and, in any criminal action, that the person had no reasonable cause to believe that his conduct was unlawful, and (ii) indemnification hereunder may be legally and validly made.

The termination of an action by judgement, settlement (with or without court approval), or conviction upon a plea of guilty or of nolo contendete or its equivalent shall not be deemed a determination that a person did not meet the standards of conduct stated in (b) (i) of this Article.

Expense incurred by a person in any action may be advanced by the Company before final disposition thereof if the person agrees in writing to repay such amount unless he is entitled to indemnification under this Article. The fees and expenses of independent legal counsel shall be paid by the Company.

The rights of indemnification in this Article shall be in addition to any rights to which a person may otherwise be entitled by contract or law.

The board of directors shall have the power to (a) purchase and maintain, at the corporation’s expense, insurance on behalf of the corporation and others to the extent that power to do so has been or may be granted by statute, and (b) give other indemnification to the extent not prohibited by law.

PENN VIRGINIA HOLDING CORP.

BYLAWS

ARTICLE VI

CERTIFICATES OF STOCK

Section 1. Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall be executed in accordance with applicable law.

Section 2. Transfers. Shares of stock of the Company shall be transferable on the books of the Company only by the registered holder or by duly authorized attorney. A transfer shall be made only upon surrender of the share certificate.

ARTICLE VII

AMENDMENTS

These bylaws may be changed at any regular or special meeting of the board of directors by the vote of a majority of the number of directors fixed by these bylaws or at any annual meeting or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of shareholders shall set forth the proposed change or a summary thereof.